Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in connection with Arabian Geophysical & Surveying Company Limited in the Registration Statement (on form F-3 and S-3) and related Preliminary Prospectus of Compagnie Générale de Géophysique-Veritas and certain subsidiaries to be filed on January 29, 2007 and to the inclusion therein and the incorporation by reference therein of our report dated January 26, 2006, with respect to the financial statements of Arabian Geophysical & surveying Company limited included in the annual report (on form 20-F) of Compagnie Générale de Géophysique and subsidiaries for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
Al Khobar, Saudi Arabia
January 27, 2007
Ernst & Young

/s/ Abdulaziz Saud Alshubaibi Abdulaziz Saud Alshubaibi